Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of December 5, 2014, by and among Cornerstone Bancshares, Inc., a Tennessee corporation and registered bank holding company (the “Company”); Cornerstone Community Bank, a banking corporation organized under the laws of the State of Tennessee (the “Bank,” and together with the Company, collectively, the “Employer”); and John H. Coxwell, Sr., a resident of the State of Tennessee (the “Employee”). The Company, the Bank, and the Employee are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”

RECITALS

A.                 The Employer desires to employ the Employee as the Senior Executive Officer of the Company and of the Bank, and the Employee desires to accept such employment.

B.                 The Parties desire to set forth in this Agreement the terms and conditions upon which the Employee will be so employed.

AGREEMENT

In consideration of the premises set forth above, the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Definitions. When used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)                “Affiliate” shall mean any person that controls, is controlled by, or is under common control with another person. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of a person. For the avoidance of doubt, it is expressly acknowledged that, following the SmartFinancial Merger, the Bank and SmartBank, a banking corporation organized under the laws of the State of Tennessee (“SmartBank”), will be Affiliates for purposes of this Agreement.

(b)               “Agreement” shall mean this Employment Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)                “Area” shall mean, during the period of the Employee’s employment, a radius of 75 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by the Bank and/or any Affiliate of the Bank from time to time during such period of employment, and, following the period of the Employee’s employment, a radius of 75 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by the Bank and/or any Affiliate of the Bank as of the last day of the Employee’s employment.

(d)               “Board of Directors” shall mean the board of directors of the Bank or the Company, as indicated herein, and, where appropriate, any committee or designee thereof.

(e)                “Business of the Employer” shall mean the business conducted by the Company and/or the Bank and/or any Affiliate of the Company or the Bank, which as to the Bank and the Company shall include the business of commercial and consumer banking.

(f)                “Cause” shall mean:

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(i)                 In the context of the termination of this Agreement by the Employer:

(1)               a breach of the terms of this Agreement by the Employee not cured by the Employee within 15 business days after the Employee’s receipt of the Employer’s written notice thereof, including without limitation failure by the Employee to perform the Employee’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2)               any act by the Employee of fraud against, misappropriation from, or dishonesty to the Company or the Bank or any Affiliate of the Company or the Bank;

(3)               the conviction of the Employee of any crime;

(4)               conduct by the Employee that amounts to willful misconduct, gross neglect, or a material failure to perform the Employee’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Chairman of the Board of Directors or the President and Chief Executive Officer of the Company; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Employee who shall have 15 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chairman of the Board of Directors or the President and Chief Executive Officer of the Company, susceptible to a cure;

(5)               the exhibition by the Employee of a standard of behavior within the scope of or related to the Employee’s employment that is in violation of: (i) any written policy, which violation results in or is likely to result in a material loss or regulatory criticism, (ii) any board committee charter, or (iii) any code of ethics or business conduct of the Company or any Affiliate of the Company; provided in each case that the nature of such behavior shall be set forth with reasonable particularity in a written notice to the Employee who shall have 15 business days following delivery of such notice to cure such alleged behavior, provided that such behavior is, in the reasonable discretion of the Chairman of the Board of Directors or the President and Chief Executive Officer of the Company, susceptible to a cure;

(6)               conduct or behavior by the Employee that, in the reasonable opinion of the Chairman of the Board of Directors of the Company or the President and Chief Executive Officer of the Company, has harmed or could be expected to harm the business or reputation of the Company, the Bank, or any Affiliate of the Company or the Bank, including without limitation conduct or behavior that is unethical or involves moral turpitude;

(7)               receipt of any form of written notice that any regulatory agency or authority having jurisdiction over the Company, the Bank, or any Affiliate of the Company or the Bank has instituted any form of regulatory action against the Employee; or

(8)               the Employee’s removal from office or permanent prohibition from participating in the conduct of the affairs of the Company, the Bank, or any Affiliate of the Company or the Bank by an order issued under Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e) and (g)).

(ii)               In the context of the termination of this Agreement by the Employee:

(1)               a material reduction, when considered in the aggregate, in the scope of the Employee’s duties and responsibilities, which (A) is not consented to by the Employee in writing, or (B) does not occur within the 12 months following either the SmartFinancial Merger or the merger of the Bank and SmartBank;

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(2)               a material reduction, when considered in the aggregate, in the salary and other compensation and benefits provided for in Section 4 hereof from the level in effect immediately prior to such reduction, which is not consented to by the Employee in writing; or

(3)               a change in the location of the Employee’s primary office such that the Employee is required to report regularly to an office located outside of a 75-mile radius from the location of the Employee’s primary office as of the date of such change in location, which change is not consented to by the Employee in writing.

(g)                “Change of Control” shall mean:

(i)                 the acquisition by any person or persons acting in concert (other than any officer(s), director(s), and/or shareholder(s) of the Company or any Affiliate of the Company), in a single transaction or series of related transactions, of 50% or more of the outstanding voting securities of the Company entitled to vote in the election of Company directors;

(ii)               a reorganization, merger, or consolidation to which the Company is a party with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power of the reorganized, merged, or consolidated company’s then outstanding voting securities entitled to vote in the election of directors; or

(iii)             the sale, transfer, or assignment by the Company of all or substantially all of the assets of the Company and its subsidiaries to any third party (excluding, however, any pledge by the Company of the capital stock of any subsidiary of the Company to secure indebtedness of the Company or for other general corporate or commercial purposes).

Notwithstanding the foregoing, the Parties expressly acknowledge and agree that neither the SmartFinancial Merger nor any merger of the Bank and SmartBank (irrespective of the surviving bank of such merger) shall constitute or give rise to a Change of Control for purposes of this Agreement.

(h)               “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)                 “Competing Business” shall mean any person (other than an Affiliate of the Company or the Bank) that is conducting any business that is the same or substantially the same as the Business of the Bank.

(j)                 “Confidential Information” means data and information relating to the business of the Company or the Bank or any Affiliate of the Company or the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship with the Company or the Bank or any Affiliate of the Company or the Bank and which has value to Company or the Bank or any Affiliate of the Company or the Bank and is not generally known to its or their competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or the Bank or any Affiliate of the Company or the Bank (provided that no such public disclosure shall be deemed to be voluntary when made without authorization by the Employee or any other employee of Company or the Bank or any Affiliate of the Company or the Bank) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means.

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(k)               “Disability” shall mean the inability of the Employee to perform each of the Employee’s duties and responsibilities under this Agreement for a period of more than 90 consecutive days; provided that the Parties agree that, to the extent necessary to comply with Section 409A of the Code, the definition of “Disability” shall be amended to the definition of disability required by Section 409A of the Code.

(l)                 “Employer Information” shall mean, collectively, Confidential Information and Trade Secrets.

(m)             “SmartFinancial Merger” shall mean the merger of SmartFinancial, Inc., a Tennessee corporation, with and into the Company, as contemplated by that certain Agreement and Plan of Merger, by and among the Company, the Bank, SmartFinancial, Inc., and SmartBank, dated December 5, 2014.

(n)               “Post-Termination Period” shall mean a period of 12 months following the effective date of the termination of the Employee’s employment.

(o)               “Severance Benefit” shall mean any post-termination benefit(s) to be paid by the Employer pursuant to Section 5(a)(ii), Section 5(b)(i), or Section 6 hereof.

(p)               “Trade Secrets” shall mean information of the Company of the Bank or any Affiliate of the Company or the Bank, including without limitation technical and nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and lists of actual or potential customers, prospects, or suppliers, which:

(i)                 derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(ii)               is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.                  Employee Duties.

(a)                Position(s). The Employee will be employed as Senior Executive Officer of the Company and the Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Employee from time to time in connection with the conduct of the Employer’s business. The duties and responsibilities of the Employee shall be commensurate with those of individuals holding similar positions at other banks similarly situated. The Employee will report directly to the Chairman of the Board of Directors or such other officer as the Board of Directors may determine.

(b)               Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2(a) hereof, the Employee shall:

(i)                 subject to Section 2(c) hereof, during regular business hours devote substantially all of the Employee’s time, energy, attention, and skill to the performance of the duties and responsibilities of the Employee’s employment (reasonable vacations, approved leaves of absence, and reasonable absences due to illness excepted) and faithfully and industriously perform such duties and responsibilities;

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(ii)               diligently follow and implement all reasonable and lawful policies and decisions communicated to the Employee; and

(iii)             timely prepare and forward to the requesting party or parties all reports and accountings as may be reasonably requested of the Employee.

(c)                Permitted Activities. The Employee shall devote substantially all of the Employee’s entire business time, attention, and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, but as long as the following activities do not interfere with the Employee’s obligations to the Employer, this shall not be construed as preventing the Employee from:

(i)                 investing the Employee’s personal assets in any manner which will not require any services on the part of the Employee in the operations or affairs of the subject person and in which the Employee’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Employee owning, beneficially or of record, at any time 2% or more of the equity securities of any Competing Business; or

(ii)               participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching, so long as any such activities do not interfere with the ability of the Employee to effectively discharge the Employee’s duties and responsibilities hereunder; provided that the Board of Directors may direct the Employee in writing to resign from any such organization and/or cease any such activities in the event the Board of Directors reasonably determines that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

3.                  Term of Employment. The initial term of this Agreement (the “Initial Term”), and the Parties’ employment relationship, shall commence on and as of the Effective Date and, unless this Agreement is sooner terminated in accordance with its terms, shall end on the date which is the second anniversary of the Effective Date. At the end of the Initial Term (and at the end of any one-year renewal term), this Agreement will automatically renew for an additional, successive term of one year, unless the Employer or the Employee gives the other written notice of its intent to terminate this Agreement as of the end of the Initial Term (or as of the end of the then-current renewal term) at least 60 days prior to the end of the Initial Term (or then-current renewal term). The Initial Term and any and all renewal terms, if any, are referred to together herein as the “Term.”

4.                  Compensation. The Employer shall compensate the Employee as follows during the Employee’s period of employment hereunder, except as otherwise provided below:

(a)                Annual Base Salary. The Employee shall be compensated at an annual base rate of $145,000.00 per year (the “Annual Base Salary”). The Employee’s Annual Base Salary will be reviewed by the compensation committee of the Board of Directors at least annually (in accordance with the committee’s charter and any procedures adopted by the committee) for adjustments based on an evaluation of the Employee’s performance. The Employee’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

(b)               Annual Incentive Compensation.

(i)                 The Employee shall be eligible to receive annual bonus compensation as determined by, and based on performance measures established by, the Board of Directors (upon recommendation by the compensation committee) consistent with the strategic plan(s) of the Employer pursuant to any incentive compensation program that may be adopted from time to time by the Board of Directors (an “Annual Bonus”).

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(ii)               Any Annual Bonus earned shall be payable in cash in the first calendar quarter of the year following the year in which the Annual Bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives. The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Company or the Bank or any Affiliate of the Company or the Bank, and it is understood by the Parties that the Employee may not be eligible to receive any such Annual Bonus or other short-term incentive compensation if the Company or the Bank or any Affiliate of the Company or the Bank is subject to restrictions imposed on the Company or the Bank or any such Affiliate by the United States Department of the Treasury, the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, or any other bank or bank holding company regulatory authority, or if the Employer is otherwise restricted from making payment of such compensation under applicable law.

(c)                Reimbursement of Business Expenses. Subject to the reimbursement policies from time to time adopted by the Board of Directors, and consistent with the annual budget approved for the period during which an expense is incurred, the Employer will reimburse the Employee for reasonable and necessary business expenses incurred by the Employee in the performance of the Employee’s duties and responsibilities hereunder; provided, however, that, as a condition to any such reimbursement, the Employee shall submit verification of the nature and amount of such expenses in accordance with said reimbursement policies. Examples of appropriate categories of reimbursable expenses include memberships in professional and civic organizations, professional development, and customer entertainment. The Employee acknowledges that the Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(c).

(d)               Cellular Telephone. The Employer will provide the Employee with an Employer-owned cellular telephone for use by the Employee in the course of the Employee’s employment for Employer-related business

(e)                Paid Leave. On a non-cumulative basis, the Employee shall be entitled to 26 days of paid leave per calendar year, prorated for any partial calendar year of service. The provisions of this Section 4(e) shall apply notwithstanding any less generous paid leave policy then maintained by the Employer, but the use of Employee’s paid leave shall otherwise be in accordance with and subject to the Employer’s paid leave policy as in effect from time to time.

(f)                Other Benefits. In addition to the benefits specifically described in this Agreement, the Employee shall be entitled to such benefits as may be available from time to time to similarly situated employees of the Employer, including, by way of example only, retirement plan and health, dental, life, and disability insurance benefits. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Employer’s standard policies and practices relating to such benefits.

(g)                Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursement described in this Agreement must be incurred by the Employee during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by the Employer must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits shall be subject to liquidation or exchange for other benefits.

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(h)               Clawback of Compensation. The Employee agrees to return or repay any compensation previously paid or otherwise made available to the Employee that is subject to recovery under any applicable law, rule, or regulation (including any rule of any exchange or service on or through which the securities of the Company or any Affiliate of the Company are traded) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer. The Employee agrees to return or repay promptly any such compensation identified by the Employer. If the Employee fails to return or repay such compensation promptly, the Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Employee. The Employee acknowledges that the Employer may take appropriate disciplinary action (up to and including termination of employment) if the Employee fails to return or repay such compensation. The provisions of this Section 4(h) shall be modified to the extent, and remain in effect for the period, required by applicable law, rule, or regulation.

5.                  Termination of Employment.

(a)                Termination by Employer. During the Term, the Employee’s employment, and this Agreement, may be terminated by the Employer:

(i)                 for Cause, upon written notice to the Employee approved by two-thirds of the members of the Board of Directors, in which event the Employee shall not be entitled to any post-termination compensation or benefits;

(ii)               at any time without Cause (provided that the Bank shall give the Employee at least 30 days prior written notice of the Employer’s intent to terminate), in which event the Employer shall (1) be required to pay to the Employee a severance benefit equal to one times the Employee’s Annual Base Salary as of the date of termination, said benefit to be payable over the course of the 12-month period following termination in accordance with the Employer’s normal payroll practices, and (2) reimburse the Employee for the reasonable cost of premium payments paid by the Employee to continue the Employee’s then-existing health insurance for himself as provided by the Employer for the lesser of (A) 12 months following termination and (B) until such time as the Employee obtains other employment providing health insurance coverage, provided that the Employer may discontinue reimbursing the Employee for such premium payments for the applicable time period and instead provide a cash payment to the Employee (for the Employee to use as the Employee deems appropriate) equal to the amount of the remainder of such reimbursable premium payments in the event that the Employer determines that continued reimbursement of premium payments would cause a violation of applicable nondiscrimination rules (for the avoidance of doubt, the termination of the Employee’s employment by the Employer upon the disability of the Employee under Section 5(a)(iii) below shall not be considered or deemed termination of the Employee’s employment without Cause under this Section 5(a)(ii)); or

(iii)             at any time upon the Disability of the Employee (provided that the Employer shall give the Employee at least 30 days prior written notice of the Employer’s intent to terminate), in which event the Employee will be entitled to such benefits (if any) as may be available to the Employee under the Employer’s disability insurance policy or policies (if any) then in effect.

(b)               Termination by Employee. During the Term, the Employee’s employment, and this Agreement, may be terminated by the Employee:

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(i)                 for Cause, in which event the Employer shall (1) be required to pay to the Employee a severance benefit equal to (A) if termination is for Cause as defined in Section 1(f)(ii)(1) or Section 1(f)(ii)(3), one times the Employee’s Annual Base Salary as of the date of termination, said benefit to be payable over the course of the 12-month period following termination in accordance with the Employer’s normal payroll practices, or (B) if termination is for Cause as defined in Section 1(f)(ii)(2), one times the Employee’s Annual Base Salary immediately before the reduction in salary and other compensation and benefits giving rise to termination, said benefit to be payable over the course of the 12-month period following termination in accordance with the Employer’s normal payroll practices, and (2) reimburse the Employee for the reasonable cost of premium payments paid by the Employee to continue the Employee’s then-existing health insurance for himself as provided by the Employer for the lesser of (A) 12 months following termination and (B) until such time as the Employee obtains other employment providing health insurance coverage, provided that the Employer may discontinue reimbursing the Employee for such premium payments for the applicable time period and instead provide a cash payment to the Employee (for the Employee to use as the Employee deems appropriate) equal to the amount of the remainder of such reimbursable premium payments in the event that the Employer determines that continued reimbursement of premium payments would cause a violation of applicable nondiscrimination rules; or

(ii)               at any time without Cause or upon the Disability of the Employee (provided that the Employee shall give the Employer at least 60 days prior written notice of the Employee’s intent to terminate), in which event the Employee shall not be entitled to any post-termination compensation or benefits other than such benefits (if any) as may be available to the Employee under the Employer’s disability insurance policy or policies (if any) then in effect.

(c)                Termination by Mutual Agreement. During the Term, the Employee’s employment, and this Agreement, may be terminated at any time by mutual, written agreement of the Parties.

(d)               Termination Upon Death. The Employee’s employment, and this Agreement, shall terminate automatically upon the death of the Employee.

(e)                Effect of Termination; Resignation. Upon the termination of the Employee’s employment hereunder, the Employer shall have no further obligations to the Employee or the Employee’s estate, heirs, beneficiaries, executors, administrators, or legal or personal representatives with respect to this Agreement, except for the payment of any amounts earned and owing under Sections 4(a)-4(c) hereof as of the effective date of the termination of the Employee’s employment and any payment(s) required by Section 5(a)(ii), Section 5(b)(i), or Section 6 of this Agreement. Further, upon the termination of the Employee’s employment, if the Employee is a member of the Board of Directors or the board of directors of any Affiliate of the Employer, the Employee shall at the request of the Employer resign from his position(s) on such board(s), with any and all such resignations to be effective not later than the date on which the Employee’s employment is terminated.

6.                  Change of Control(a).

(a)                If within 12 months following a Change of Control the Employer (or any successor of or to the Employer) terminates the Employee’s employment without Cause, the Employee (or in the event of the Employee’s subsequent death the Employee’s estate or designated beneficiary or beneficiaries, as the case may be) shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to two times the Employee’s Annual Base Salary as of the date of termination, such amount to be paid in full in one lump sum payment on the last day of the month following the date of termination of the Employee’s employment. Additionally, the Employee will continue to receive the health insurance plan benefits then in effect for employees of the Employer for the lesser of (i) 12 months following termination and (ii) until such time as the Employee obtains other employment providing health insurance plan benefits, to include payment of any Bank-funded portion of the plan; provided, however, that the Employer may discontinue paying insurer(s) COBRA premiums for health insurance coverage for the applicable time period and instead provide a cash payment to the Employee (for the Employee to use as the Employee deems appropriate) equal to the amount of the remainder of such COBRA premiums in the event that the Employee determines that continued provision of a COBRA subsidy would cause a violation of applicable nondiscrimination rules.

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(b)               If within 12 months following a Change of Control the Employee terminates the Employee’s employment with the Employer (or any successor of or to the Company or the Bank) for Cause, the Employee (or in the event of the Employee’s subsequent death the Employee’s estate or designated beneficiary or beneficiaries, as the case may be) shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to (i) if termination is for Cause as defined in Section 1(f)(ii)(1) or Section 1(f)(ii)(3), two times the Employee’s Annual Base Salary as of the date of termination, such amount to be paid in full in one lump sum payment on the last day of the month following the date of termination of the Employee’s employment, or (ii) if termination is for Cause as defined in Section 1(f)(ii)(2), two times the Employee’s Annual Base Salary immediately before the reduction in salary and other compensation and benefits giving rise to termination, such amount to be paid in full in one lump sum payment on the last day of the month following the date of termination of the Employee’s employment. Additionally, the Employee will continue to receive the health insurance plan benefits then in effect for employees of the Employer for the lesser of (i) 12 months following termination and (ii) until such time as the Employee obtains other employment providing health insurance plan benefits, to include payment of any Bank-funded portion of the plan; provided, however, that the Employer may discontinue paying insurer(s) COBRA premiums for health insurance coverage for the applicable time period and instead provide a cash payment to the Employee (for the Employee to use as the Employee deems appropriate) equal to the amount of the remainder of such COBRA premiums in the event that the Employer determines that continued provision of a COBRA subsidy would cause a violation of applicable nondiscrimination rules.

7.                  Employer Information.

(a)                Ownership of Employer Information. All Employer Information received or developed by the Employee or by the Company or the Bank or any Affiliate of the Company or the Bank while the Employee is employed by the Employer shall be and will remain the sole and exclusive property of the Company or the Bank or such Affiliate, as the case may be.

(b)               Obligations of the Employee. The Employee agrees:

(i)                 to hold all Employer Information in strictest confidence;

(ii)               to not use, duplicate, reproduce, distribute, disclose, or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(iii)             in any event, to not take any action causing any Employer Information to lose its character or cease to qualify as, and to not fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as, Confidential Information or a Trade Secret; provided, however, that none of the foregoing obligations shall preclude the Employee from making any disclosures of Employer Information which the Employee has been advised in writing by independent legal counsel are required by applicable law, rule, or regulation. This Section 7 shall survive for a period of two years following the termination of this Agreement for any reason with respect to Confidential Information, and shall survive the termination of this Agreement for any reason for so long as is permitted by applicable law with respect to Trade Secrets.

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(c)                Delivery Upon Request or Termination. Upon the request of the Employer, and in any event upon the termination of the Employee’s employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation all Employer Information then in the Employee’s possession or control.

8.                  Non-Competition; Non-Solicitation; Non-Disparagement.

(a)                Non-Competition. The Employee agrees that during the period of the Employee’s employment by the Employer hereunder and, in the event of the termination of the Employee’s employment, for the period of time in which the Employee is entitled to receive any Severance Benefit, the Employee will not (except on behalf of or with the prior written consent of the Employer):

(i)                 within the Area, either directly or indirectly, on the Employee’s own behalf or in the service of or on behalf of others, engage in any business, activity, enterprise, or venture competitive with the Business of the Employer;

(ii)               within the Area, either directly or indirectly, perform for any Competing Business any services that are the same as, or substantially the same as, the services the Employee provides or provided for the Employer;

(iii)             within the Area, accept employment with or be employed by any person engaged in any business, activity, enterprise, or venture competitive with the Business of the Employer; or

(iv)             work for or with, consult for, or otherwise be affiliated with, in either a paid or unpaid capacity, or be employed by any person or group of persons proposing to establish a new bank or other financial institution within the Area.

(b)               Non-Solicitation of Customers. The Employee agrees that, during the period of the Employee’s employment by the Employer hereunder and, in the event of the termination of the Employee’s employment for any reason, for the duration of the Post-Termination Period, the Employee will not, directly or indirectly (except on behalf of or with the prior written consent of the Employer), on the Employee’s own behalf or in the service of or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any of the customer of the Company, the Bank, or any Affiliate of the Company or the Bank, including prospective customers actively sought by the Company, the Bank, or any Affiliate of the Company or the Bank, with whom the Employee has or had contact during the last two years of the Employee’s employment with the Employer, for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by the Company, the Bank, or any Affiliate of the Company or the Bank.

(c)                Non-Solicitation of Employees. The Employee agrees that, during the period of the Employee’s employment by the Employer hereunder and, in the event of the termination of the Employee’s employment for any reason, for the duration of the Post-Termination Period, the Employee will not, directly or indirectly (except on behalf of or with the prior written consent of the Employer), on the Employee’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire away, or attempt to solicit, recruit, or hire away, any employee of the Company, the Bank, or any Affiliate of the Company or the Bank with whom the Employee had contact during the last two years of the Employee’s employment with the Employer, regardless of whether such employee is a full-time, part-time, or temporary employee of the Company, the Bank, such an Affiliate of the Company or the Bank or such employee’s employment is pursuant to a written agreement, for a determined period, or at will.

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(d)               Non-Disparagement. The Employee agrees that, during the period of the Employee’s employment by the Employer hereunder and for a period of two years thereafter, the Employee will not make any untruthful statement (written or oral) that is or could reasonably be perceived as disparaging to the Company, the Bank, or any Affiliate of the Company or the Bank.

(e)                Modification. The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on the Employee to those necessary to protect the Employer from inevitable disclosure of Confidential Information and Trade Secrets and/or unfair competition. The Parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time and an arbitrator, court, or other trier of fact determines that the scope of the restrictions contained in this Agreement is overbroad, then such arbitrator, court, or other trier of fact may modify the scope of the restrictions contained in this Agreement.

(f)                Tolling. The Employee agrees that, in the event the Employee breaches this Section 8, the Post-Termination Period shall be tolled during the period of such breach and shall be extended to 12 months after all breaches of this Agreement have ceased.

(g)                Remedies. The Employee agrees that the covenants contained in Section 7 and Section 8 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of the Employer and its Affiliates; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of such covenants. Therefore, the Employee agrees and consents that, in addition to any and all other remedies provided by or available at law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or threatened or contemplated breach of any of the covenants contained in Section 7 or Section 8 of this Agreement, and that, in such event, the Employer shall not be required to post a bond. The Employer and the Employee agree that all remedies available to the Employer shall be cumulative.

9.                  Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.

10.              No Set-Off by Employee. The existence of any claim, demand, action, or cause of action by the Employee against the Company, the Bank, or any Affiliate of the Company or the Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of the Employer’s rights hereunder.

11.              Notices. All notices, requests, waivers, and other communications required or permitted hereunder shall be in writing and shall be either personally delivered; sent by national overnight courier service, postage prepaid, next-business-day delivery guaranteed; or mailed by first class United States Mail, postage prepaid return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Cornerstone Bancshares, Inc.
Cornerstone Community Bank
Attention: Chairman, Board of Directors
835 Georgia Avenue
Chattanooga, Tennessee 37402

If to the Employee:	John H. Coxwell, Sr.
2804 Gold Point Circle South
Hixson, Tennessee 37343

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or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, requests, waivers, and other communications shall be deemed to have been effectively given: (a) when personally delivered to the Party to be notified; (b) two business days after deposit with a national overnight courier service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed; or (c) four business days after deposit in the United States Mail, first class, postage prepaid with return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver, or other communication shall be effectively given upon receipt), and addressed to the Party to be notified as set forth above. A Party may change such Party’s notice address set forth above by giving the other Party 10 days written notice of the new address in the manner set forth above.

12.              Assignment. The rights and obligations of the Company and the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the Bank, including without limitation a purchaser of all or substantially all of the assets of the Company or the Bank. If this Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation, and the assigning Party shall have no further liability hereunder, and the successor or assign shall become the “Company” or the “Bank,” as applicable, hereunder, but the Employee will not be deemed to have experienced a termination of employment by virtue of such assignment. Without limiting the generality of the foregoing, the Parties expressly acknowledge and agree that, in the event of any merger of the Bank with and into SmartBank, SmartBank as the surviving bank of such merger will, as successor by merger to the Bank, succeed to all rights and obligations of the Bank hereunder, without any further action by the Parties, and that at and after the effective time of such merger, all references in this Agreement to the “Bank” shall be references to SmartBank as successor by merger to the Bank. This Agreement is a personal contract and the rights and interest of the Employee may not be assigned by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee and the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

13.              Waiver. A waiver by one Party to this Agreement of any provision of this Agreement or of any breach of this Agreement by any other Party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other or subsequent occasion.

14.              Mediation. Except with respect to Section 7, Section 8, and Section 22 hereof, and except as provided in Section 15 hereof, in the event of any dispute arising out of or relating to this Agreement, or a breach hereof, which dispute cannot be settled through direct discussions between the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding mediation in accordance with the rules of alternative dispute resolution of the State of Tennessee for the judicial circuit containing Knox County, Tennessee (or other judicial circuit mutually agreed to by the Parties) before resorting to any other process for resolving the dispute.

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 15.              Applicable Law and Choice of Forum. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any legal action or proceeding arising under or relating to this Agreement shall be brought in a state court of record located in Knox County, Tennessee (or other venue mutually agreed to by the Parties), or, in the event (but only in the event) that no such state court has subject matter jurisdiction over such action or proceeding, in the United States District Court for the Eastern District of Tennessee, which courts shall have exclusive jurisdiction over any such action or proceeding. Each Party consents to, and waives any objection such Party may otherwise have to, the jurisdiction and venue of such courts.

16.              Interpretation. Words used herein importing any gender include all genders. Words used herein importing the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.

17.              Entire Agreement. This Agreement embodies the entire, final, and integrated agreement of the Parties on the subject matter stated in this Agreement. No amendment or supplement to or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in a writing signed by all of the Parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

18.              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.              Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, other than the Parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

20.              Legal Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled at law or in equity.

21.              Survival. The obligations of the Parties pursuant to Sections 4(h), 7, 8, 14, 15, 20, 21, 23, 24, 25, 26, 27, and 28 shall survive the expiration and/or termination of this Agreement and/or the termination of the Employee’s employment hereunder for the periods expressly designated under such sections or, if no such period is designed, for the maximum period permissible under applicable law.

22.              Representation Regarding Restrictive Covenants. The Employee represents that the Employee is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Employee from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Employee is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Employee under this Agreement.

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23.              Right to Contact. The Employee acknowledges and agrees that the Employer shall retain and have the right to contact any new employer or potential employer (or other business) and apprise such person of the Employee’s responsibilities and obligations owed under this Agreement.

24.              Section 409A. It is the intent of the Parties for any payment to which the Employee is entitled under this Agreement to be exempt from Section 409A of the Code to the maximum extent permitted under Section 409A of the Code. However, if any amounts payable are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner that, and at such time and in such form as, complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Employee nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other Party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. To the extent that some portion of the payments provided for under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.

25.              Tax Matters.

(a)                Withholding of Taxes. The Employer may deduct and withhold from any amounts payable under this Agreement all federal, state, city, or other taxes the Employer is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.

(b)               Excise Taxes.

(i)                 In the event that any amounts payable under this Agreement or otherwise to the Employee would (1) constitute “parachute payments” within the meaning of Section 280G of the Code or any comparable successor provision and (2) but for this Section 25(b), be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provision (the “Excise Tax”), then such amounts payable to the Employee shall be either (y) provided to the Employee in full or (z) provided to the Employee to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the Employee’s receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 25(b) shall be made in writing in good faith by the Employer’s independent accounting firm (the “Independent Accountants”). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (1) any cash severance payments subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (2) any cash severance payments not subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (3) any acceleration of vesting of any equity subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (4) any acceleration of vesting of any equity not subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Section 25(b), the Independent Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Employer and the Employee shall furnish to the Independent Accountants such information and documents as the Independent Accountants may reasonably request in order to make a determination under this Section 25(b). The Employer shall bear all costs that the Independent Accountants may reasonably incur in connection with any calculations contemplated by this Section 25(b).

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(ii)               If notwithstanding any reductions described in this Section 25(b) the Internal Revenue Service (the “IRS”) determines that the Employee is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then the Employee shall be obligated to pay back to the Employer, within 30 days after a final IRS determination or, in the event that the Employee challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The “Repayment Amount,” with respect to the payment of benefits, shall be the smallest such amount, if any, that is required to be paid to the Employer so that the Employee’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Employee’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this Section 25(b), the Employee shall pay the Excise Tax.

(iii)             Notwithstanding any other provision of this Section 25(b), if (1) there is a reduction in the payment of benefits as described in this Section 25(b), (2) the IRS later determines that the Employee is liable for the Excise Tax, the payment of which would result in the maximization of the Employee’s net after-tax proceeds (calculated as if the Employee’s benefits had not previously been reduced), and (3) the Employee pays the Excise Tax, then the Employer shall pay to the Employee those benefits which were reduced pursuant to this Section 25(b) as soon as administratively possible after the Employee pays the Excise Tax, so that the Employee’s net after-tax proceeds with respect to the payment of benefits are maximized.

26.              Regulatory Restrictions. The Parties expressly acknowledge and agree that (a) any and all payments contemplated by this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, as such laws and regulations may be amended from time to time, and (b) the obligations of the Parties under this Agreement are generally subject to such conditions, restrictions, and limitations as may be imposed from time to time by applicable state and/or federal banking laws, rules, and regulations.

27.              Effect on Executive Change-in-Control Severance Agreement. The Parties and the Company intend for this Agreement to supersede and replace that certain Executive Change-in-Control Severance Agreement dated December 16, 2013, by and among the Company, the Employer, and the Employee (the “Severance Agreement”). Accordingly, on and as of the Effective Date, and without any further action by the Parties or the Company, this Agreement shall supersede and replace the Severance Agreement and the Severance Agreement shall automatically be cancelled and shall have no further force or effect with the parties thereto having no further rights or obligations thereunder. By executing this Agreement, the Parties and the Company hereby waive the requirements of Section 5.5 of the Severance Agreement, which if not waived would require the inclusion in the Merger Agreement of the “Payments Upon Termination” (as such term is defined in the Severance Agreement) before final approval of the Merger Agreement by the boards of directors of the Company and the Employer.

28.              Nature of Employer Obligations.. The obligations of the Company and the Bank hereunder shall be joint and several.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BANK:	CORNERSTONE COMMUNITY BANK

	By:	/s/ W. Miller Welborn
W. Miller Welborn
Chairman

COMPANY:	CORNERSTONE BANCSHARES, INC.

	By:	/s/ W. Miller Welborn
W. Miller Welborn
Chairman

EMPLOYEE:		/s/ John H. Coxwell, Sr.
John H. Coxwell, Sr.

(Signature Page to Coxwell Employment Agreement)